UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2022

CITRINE GLOBAL, CORP.

Delaware	000-55680	68-0080601
(State or Other Jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

2 Jabotinsky St., Atrium Tower, Ramat Gan , Israel	4655102
(Address of Principal Executive Offices)	(Area Code)

+ (972) 9 855 1422

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 30, 2022, Citrine Global, Corp., a Delaware corporation ( “Citrine Global”), MyPlant Bio Ltd., a company incorporated under the laws of the State of Israel (“MyPlant”), Cannasoul Analytics Ltd., a company incorporated under the laws of Israel (“Cannasoul”), and PurPlant Inc., a company duly incorporated under the laws of Canada (“PurPlant”) (Cannasoul and PurPlant are collectively referred to as the “Shareholders”), and Professor Dedi Meiri, an Israeli individual(“Prof Meiri”) entered into the Share Purchase and Option Agreement (the “Share Purchase and Option Agreement”) for the purchase by Citrine Global of up to 55% of MyPlant’s issued and outstanding share capital on a fully diluted basis.

Under the terms of the Share Purchase and Option Agreement, Citrine Global purchased from the Shareholders an aggregate of 44,328 ordinary shares of MyPlant (the “MyPlant Shares”) representing, on a fully diluted basis, 10% of the outstanding MyPlant Shares, in consideration of $444,444 payable by the issuance by Citrine Global to the selling Shareholders of an aggregate of 9,259,250 shares of Citrine Global’s common stock par value $0.001 per share (the “Citrine Global Stock”). In addition, under the Share Purchase and Option Agreement, Citrine Global was granted an option by the Shareholders to purchase an additional 35% of MyPlant Shares, on a fully diluted basis (the “Shareholders Option”), in consideration of $1,555,556 payable by the issuance of 32,407,417 shares of Citrine Global Stock to the Shareholders, and a separate option by MyPlant to purchase an additional 10% of the MyPlant Shares, on a fully diluted basis (the “MyPlant Option”), in consideration of $444,444, which is payable, in Citrine Global’s discretion, in cash or in the issuance to MyPlant of 9,259,250 shares of Citrine Global Stock. Said options are exercisable through September 30, 2023 (the “Option Expiry Date”). If both the Shareholders Option and the Company Options are exercised, Citrine will hold 55% of MyPlant Shares, on a fully diluted basis. Under the Share Purchase and Option Agreement, Citrine Global is authorized to continue its due diligence through the Option Expiry Date.

The transactions under the Share Purchase and Option Agreement are based on a MyPlant company valuation of approximately $4.45 million. Citrine Global is authorized at any time on or before the Option Expiry Date to obtain an independent third party valuation of MyPlant. If it is determined by such third party valuation that the MyPlant valuation is less than $4.45 million then the consideration payable in respect of the exercise price of the options will be accordingly adjusted, provided however that in any case the Company’s valuation in the transaction shall not be below US$1,000,000.

Under the Share Purchase and Option Agreement, MyPlant granted to Citrine Global the exclusive right to utilize MyPlant’s activities as specified in the agreement, including without limitation, the screening platforms using cell line models for certain diseases and conditions to detect effective plant materials and/or other substances for the treatment of these conditions and a and a right of first opportunity to commercialize intellectual property developed by MyPlant that is in Citrine Global (or its subsidiaries’) field of business, provided that, if by December 31, 2023 Citrine Global does not exercise either of the Shareholders Option or the Company Option and/or enter into a service agreement with MyPlant, then the exclusive rights shall terminate but the right of first opportunity to commercialize intellectual property developed by MyPlant shall continue thereafter until June 31, 2024, unless such rights have been extended beyond such date under the terms to be agreed in the service agreement entered into by the Company and Citrine Global. In addition, under the Share Purchase and Option Agreement, Cannasoul, MyPlant’s majority Shareholder, agreed to not that may compete with MyPlant’s activities.

Citrine Global was granted observer rights on the MyPlant board of Directors (the “MyPlant Board”). Following the exercise by Citrine Global of the Shareholders Option, the MyPlant Board shall be comprised of four (4) directors of which MyPlant will be authorized to designate two of such directors.

Item 3.02	Unregistered Sales of Equity Securities

The information required by this Item 3.02 is included under Item 1.01 of this Current Report on Form 8-K.

The shares of Citrine Global Stock issuable under the terms of the Share Purchase and Option Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Citrine Global Stock may not be offered or sold in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

citrine global, CORP.

Date: January 6, 2023	By:	/s/ Ora Elharar Soffer
	Name:	Ora Elharar Soffer
	Title:	Chairperson of the Board and CEO